Exhibit 4.1

GOGO INTERMEDIATE HOLDINGS LLC

GOGO FINANCE CO. INC.

AND EACH OF THE GUARANTORS PARTY HERETO

12.500% SENIOR SECURED NOTES DUE 2022

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 20, 2017

U.S. Bank National Association

as Trustee

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 20, 2017, among Gogo Intermediate Holdings LLC, a Delaware limited liability company, and Gogo Finance Co. Inc., a Delaware corporation (together, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 14, 2016 providing for the issuance of 12.500% Senior Secured Notes due 2022 (the “notes”);

WHEREAS, the Issuers have solicited (the “Consent Solicitation”) the consent of the Holders of the notes to the execution and delivery of a supplemental indenture to effect the amendments to the Indenture contemplated by Article I hereto (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of notes then outstanding (the “Requisite Consents”);

WHEREAS, in connection with the Consent Solicitation, Holders that have validly delivered, and have not validly revoked, consents on a timely basis (the “Consenting Holders”) are entitled to receive a consent payment (the “Consent Payment”) with respect to the notes in respect of which they have validly consented, payable if all conditions to the Consent Solicitation are satisfied or waived by the Issuers;

WHEREAS, the Holders that have approved this Supplemental Indenture constitute Holders of at least a majority in aggregate principal amount of the notes outstanding as of 5:00 p.m., New York City time, on September 13, 2017 (the “Record Date”);

WHEREAS, the Issuers have requested and hereby request that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Issuers and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the notes as follows:

ARTICLE I

AMENDMENT OF INDENTURE

1.1. The definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended and restated to replace the “[Reserved]” appearing in clause (a)(8) thereof with the following:

“Liens securing Indebtedness incurred pursuant to Section 4.09(b)(11), which Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired pursuant to such Vendor Financing Arrangement;”

1.2 The following definition is hereby added, in proper alphabetical order, to Section 1.01 of the Indenture:

“”Vendor Financing Arrangement” means any supply chain financing arrangement, structured vendor payable program, payables financing arrangement, reverse factoring arrangement or any other similar arrangement or program pursuant to which the Company or any of its Restricted Subsidiaries provides a vendor an option to factor such vendor’s receivables from the Company or such Restricted Subsidiary to a bank or financial institution, in each case, with respect to property or assets used in the ordinary course of the Company’s or its Restricted Subsidiaries’ business.”

1.3. Clause (b)(12) of Section 4.07 of the Indenture is hereby amended and restated as following:

“any Restricted Payment constituting Indebtedness permitted under Section 4.09(b)(11) hereof”

1.4. Clause (b)(14) of Section 4.07 of the Indenture is hereby amended and restated as following:

“(14) so long as no Event of Default specified in clause (1), (2), (7) or (8) of Section 6.01 hereof has occurred and is continuing, (A) dividends or distributions to Parent in an amount necessary to pay interest (or, for Preferred Stock, dividends) on the Existing Convertible Notes or any Indebtedness that is incurred or Preferred Stock that is issued to refinance, replace, renew or refund the Existing Convertible Notes (in full or in part, on one or more occasions and from time to time), in an aggregate amount during any twelve-month period that does not exceed (i) if tested during the period beginning on the Issue Date and ending on the last day of the twelfth full fiscal quarter following the Issue Date, $14.0 million; or (ii) if tested during the period beginning on the first day of the thirteenth full fiscal quarter following the Issue Date, the greater of (x) $14.0 million and (y) 20% of Consolidated EBITDA of the Company for the then most recent four fiscal quarters ending prior to the Transaction Date for which financial statements of the Company are available and (B) dividends or distributions to Parent in an aggregate amount equal to $15.0 million to pay interest on any Indebtedness or Preferred Stock having a scheduled maturity that is later than the Stated Maturity of the notes; or”

1.5. Section 4.09 of the Indenture is hereby amended as following.

(a) Replacing the reference to “$75.0 million” appearing in clause (b)(1) thereof with “$175.0 million”;

(b) Replacing the “; and” appearing in clause (b)(9) thereof with “;”;

(c) Replacing the “$20.0 million.” appearing in clause (b)(10) thereof with “$20.0 million; and”;

(d) Replacing the “clause (2) or (8)” appearing in clause (b)(4) thereof with “clause (2), (8) or (11)”; and

(e) Adding the following as a new clause (11) of clause (b) thereof:

“(11) Indebtedness incurred pursuant to any Vendor Financing Arrangement in an aggregate principal amount (taken together with any Indebtedness incurred pursuant to clause (4) above in respect thereof) not to exceed $50.0 million at any one time outstanding.”

1.6. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

2.2. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

2.3. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

2.4. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

2.5. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers. The rights, protections, indemnities and immunities of the Trustee and its agents as enumerated under the Indenture and Collateral Agreement are incorporated by reference into this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: September 20, 2017

ISSUERS

GOGO INTERMEDIATE HOLDINGS LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

GOGO FINANCE CO. INC.

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

GUARANTORS

GOGO INC.

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

AC BIDCO LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

GOGO LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

GOGO BUSINESS AVIATION LLC

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Garcia
Authorized Signatory